AS FILED WITH THE COMMISSION ON SEPTEMBER 27, 2004
                                                      REGISTRATION NO. 333-86000


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

              HouseRaising, Inc. f/k/a Technology Connections, Inc.
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          North  Carolina                                      56-2253025
          ---------------                                      ----------
(State  or  other  jurisdiction  of                          (IRS  Employer
incorporation  or  organization)                          Identification  No.)


                  4801 East Independence Boulevard, Suite 201
                        Charlotte, North Carolina 28212
          (Address of Principal Executive Offices, including ZIP Code)


                   2004 Non-Qualified Stock Compensation Plan
                            (Full title of the plan)

                               Robert V. McLemore
                               ------------------
                  4801 East Independence Boulevard, Suite 201
                        Charlotte, North Carolina 28212
                    (Name and address of agent for service)

                                 (704) 532-2121
                                 --------------
          (Telephone number, including area code, of agent for service)





                               CALCULATION OF REGISTRATION FEE


TITLE OF                           PROPOSED       PROPOSED
SECURITIES         AMOUNT OF       MAXIMUM        MAXIMUM       AMOUNT OF
TO BE                SHARES        OFFERING       AGGREGATE     REGISTRATION
REGISTERED      TO BE REGISTERED   PRICE PER      OFFERING      FEE
                                   SHARE (1)      PRICE(1)
----------      ----------------   ---------      ----------    ------------

Common Stock,
$.001 par value        3,000,000   $    .355      $1,065,000    $     134.94
----------      ----------------   ---------      ----------    ------------
TOTALS                 3,000,000   $    .355      $1,065,000    $     134.94

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the bid and asked prices as of September 22, 2004.



                                   PROSPECTUS

                               HouseRaising, Inc.

                        3,000,000 Shares of Common Stock

     This prospectus relates to the offer and sale by HouseRaising, Inc, a North Carolina corporation ("HouseRaising"), of shares of its $.001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with HouseRaising pursuant to the 2004 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan, HouseRaising is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 3,000,000 shares of common stock.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of HouseRaising within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. HouseRaising is registering approximately 50% of the shares for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of HouseRaising or any one of its subsidiaries. An
"affiliate" of HouseRaising is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The common stock is traded on the OTC Bulletin Board under the symbol "HRAI."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is September 27, 2004

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by HouseRaising with the Commission are qualified in their entirety by reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: HouseRaising, Inc., 4801 East Independence Boulevard, Suite 201, Charlotte, North Carolina 28212. HouseRaising's telephone number is (704) 532-2121.

     HouseRaising is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by HouseRaising under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by HouseRaising This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of HouseRaising since the date hereof.

                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                     6

Item  1.  The  Plan  Information                                               6

Item  2.  Registrant  Information  and  Employee  Plan  Annual Information     7

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                        8

Item  3.  Incorporation  of  Documents  by  Reference                          8

Item  4.  Description  of  Securities                                          8

Item  5.  Interests  of  Named  Experts  and  Counsel                          8

Item  6.  Indemnification  of  Officers,  Directors,  Employees and Agents     9

Item  7.  Exemption  from  Registration  Claimed                               9

Item  8.  Exhibits                                                             9

Item  9.  Undertakings                                                        10

SIGNATURES                                                                    12

EXHIBIT  INDEX                                                                13



                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS


ITEM  1.  THE  PLAN  INFORMATION.

THE  COMPANY

     HouseRaising has its principal executive offices at 4801 East Independence Boulevard, Suite 201, Charlotte, North Carolina 28212. HouseRaising's telephone number is (704) 532-2121.

PURPOSE

     HouseRaising will issue common stock to employees, directors, officers, consultants, advisors and other persons associated with HouseRaising pursuant to the Stock Plan, which has been approved by the Board of Directors of HouseRaising. The Stock Plan is intended to provide a method whereby HouseRaising may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in HouseRaising's business and future prosperity, thereby advancing the interests of HouseRaising and all of its shareholders. A copy of the Stock Plan has been filed as Exhibit
10.1  to  this  registration  statement.

COMMON  STOCK

     The Board has authorized the issuance of 3,000,000 shares of the common stock to certain of the above-mentioned persons upon effectiveness of this registration statement.

NO  RESTRICTIONS  ON  TRANSFER

     Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  RECIPIENTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his tax advisors on this matter.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by HouseRaising for federal income tax purposes in the taxable year of HouseRaising during which the recipient recognizes income.

RESTRICTIONS  ON  RESALE

     In the event that an affiliate of HouseRaising acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to HouseRaising Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. HouseRaising has agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: HouseRaising, Inc., 4801 East Independence Boulevard, Suite 201, Charlotte, North Carolina 28212, where its telephone number is (704) 532-2121.


                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by HouseRaising, a North Carolina corporation (the "Company"), are incorporated herein by reference:

a. The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission;

b. The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the year ended December 31, 2003; and

c. All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     The financial statements of HouseRaising are incorporated by reference in this prospectus as of and for the year ended December 31, 2003 and have been audited by Perrella & Associates, P.A., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

     The Law Offices of Harold H. Martin, P.A. has rendered an opinion on the validity of the securities being registered. Neither Mr. Martin nor the law firm is an affiliate of HouseRaising

ITEM  6.  INDEMNIFICATION  OF  OFFICERS,  DIRECTORS,  EMPLOYEES  AND  AGENTS.

     Under North Carolina law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that a director, officer, employee or agent may be indemnified if the person conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation. A true and correct copy of Section 55-8-51 of Chapter 55 of the North Carolina General Statutes, also known as the North Carolina Business Corporation Act, that addresses indemnification of directors, officers, employees and agents, is attached hereto as Exhibit 99.1.

     The bylaws of HouseRaising do not provide for indemnification of its directors, officers, employees and agents to the fullest extent provided by law. The Board of Directors of HouseRaising may amend its bylaws in the future to provide for such indemnification. The corporation also may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability. The corporation currently does not have any such insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     The effect of these provisions may be to limit the rights of HouseRaising and its stockholders (through stockholders' derivative suits on behalf of HouseRaising) to recover monetary damages and expenses against a director for breach of fiduciary duty.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ItEM  8.  EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:


Exhibit  No.     Title
------------     -----

5.1              Legal  opinion  of  Law  Offices  of  Harold  H.  Martin,  P.A.

10.1             2004  Non-Qualified  Stock  Compensation  Plan

23.1             Consent  of  Law  Offices  of  Harold  H.  Martin,  P.A.

23.2             Consent  of  Perrella  &  Associates,  P.A.

99.1 Section 55-8-51 of the North Carolina General Statutes addressing indemnification.


ITEM  9.  UNDERTAKINGS.     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)     include  any  prospectus  required by Section 10(a)(3) of the Securities
Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Charlotte, State of North Carolina, on September 27, 2004.


HouseRaising,  Inc.
(Registrant)
/s/  Robert  V.  McLemore
-------------------------
Robert  V.  McLemore
President



     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.



       SIGNATURES                      TITLE                        DATE


/s/  Robert  V.  McLemore      President  and  Director       September 27, 2004
-------------------------
Robert  V.  McLemore


/s/  Charles  M.  Skibo        Chief Executive Officer        September 27, 2004
-----------------------        and Director
Charles  M.  Skibo


/s/  Kristy  M.  Carriker      CFO, Controller and Director   September 27, 2004
-------------------------
Kristy  M.  Carriker


/s/  Grant  S.  Neerings       Director                       September 27, 2004
------------------------
Grant  S.  Neerings


/s/  Thomas  E.  Schubert      Director                       September 27, 2004
-------------------------
Thomas  E.  Schubert





INDEX  TO  EXHIBITS


Exhibit  No.     Title
------------     -----

5.1              Legal  opinion  of  Law  Offices  of  Harold  H.  Martin,  P.A.

10.1             2004  Non-Qualified  Stock  Compensation  Plan

23.1             Consent  of  Law  Offices  of  Harold  H.  Martin,  P.A.

23.2             Consent  of  Perrella  &  Associates,  P.A.

99.1 Section 55-8-51 of the North Carolina General Statutes addressing indemnification.